Exhibit 99.1

Contact:
Liyuan Woo
Chief Financial Officer
bebe stores, inc.
(415) 715-3900

bebe stores, inc.

Announces Third Quarter Results

BRISBANE, CALIF. – May 9, 2013 – bebe stores, inc. (NASDAQ:BEBE) today announced unaudited financial results for the third quarter ended April 6, 2013.

Net sales for the third quarter of fiscal 2013, including the extra retail week in January, were $112.9 million, a decrease of 6.7% from $121.0 million reported for the third quarter a year ago. As previously reported, comparable store sales for the quarter ended April 6, 2013, excluding the extra retail week in January, decreased 8.6% compared to an increase of 7.2% in the comparable period of the prior year.

Gross margin as a percentage of net sales decreased to 29.7% in the third quarter of fiscal 2013, compared to 38.7% in the third quarter of fiscal 2012. The decrease in gross margin as a percentage of net sales was primarily due to a significant increase in markdowns coupled with unfavorable occupancy leverage.

SG&A expenses were $52.2 million, or 46.2% of net sales, compared to $47.2 million, or 39.0% of net sales for the same period in the prior year. The dollar increase in SG&A expenses was primarily driven by certain costs totaling $4.8 million which include store impairment charges, cost related to hiring of a new CEO, rebranding agency costs, as well as other transition related recruiting and severance costs.

In the third quarter of fiscal 2013, the Company recorded a non-cash provision for income taxes of $31.4 million to establish a valuation allowance against its net deferred income tax assets as well as to recognize the fiscal 2013 year to date impact of establishing the valuation allowance. Although the company generated taxable income from continuing operations for the past three fiscal years through the third quarter, the Company will likely be in a three-year cumulative loss position at the end of fiscal year 2013. Accounting rules require the Company to record a valuation allowance. The valuation allowance has no impact on our ability to utilize loss carry forwards or tax assets in the future, and is not a reflection of our point of view about increasing the profitability of business in the future. This allowance reduced the current quarter’s diluted EPS by $0.39 per share.

Net loss for the third quarter of fiscal 2013 was $49.3 million, or $0.62 per diluted share, on 80.1 million shares outstanding compared to net loss of $0.2 million, or $0.00 per share, on 84.3 million shares outstanding for the same period of the prior year. Non-GAAP1 adjusted net loss in the third quarter of 2013, excluding the aforementioned non-cash deferred tax asset valuation allowance was $11.6 million, or $0.14 per diluted share.

Net sales for the year-to-date period ended April 6, 2013 were $365.5 million, a decrease of 8.5% from $399.3 million for the year-to-date period ended March 31, 2012. Comparable store sales for the year-to-date period ended April 6, 2013 decreased 9.3% compared to an increase of 8.1% in the prior year.

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This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance. Specifically, the Company believes the non-GAAP adjusted results provide useful information to both management and investors by excluding expenses that the Company believes are not indicative of the Company’s continuing operating results. The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, measures of financial performance prepared in accordance with GAAP.

Net loss for the year-to-date period ended April 6, 2013 was $56.7 million compared to net income of $8.7 million in the prior year. Loss per share for the year-to-date period ended April 6, 2013 was $0.68 per diluted share on 82.8 million shares outstanding, compared to net earnings per share of $0.10 per diluted share on 84.4 million shares outstanding in the prior year. Non-GAAP adjusted net loss in the year-to-date period ended April 6, 2013, excluding the provision for income taxes to establish the deferred tax asset valuation allowance, was $19.0 million, or $0.23 per diluted share.

During the quarter ended April 6, 2013, the Company opened two bebe stores, one 2b bebe store and closed 7 bebe stores and one 2b bebe store.

Capital expenditures for the fiscal year-to-date period were approximately $17 million, and depreciation expense was approximately $16 million.

In November 2012, the board of directors authorized a program to repurchase up to $30 million of the Company’s common stock. As of May 8, 2013, the Company repurchased approximately 5.5 million shares at a weighted average price per share of $3.88 for an aggregate purchase price of approximately $21 million.

For the fourth quarter of fiscal 2013, we currently anticipate comparable store sales in the negative high-single digit range. When compared to the fourth quarter a year ago, we anticipate we will continue to see a lower gross margin rate and an increase in SG&A due to higher markdowns and certain transitional costs. The net loss is expected to be in the low to mid-teens per diluted share before any items such as executive exit costs and other non-cash transitional charges. The expected loss per diluted share range also reflects the continuing impact of maintaining a valuation allowance against deferred tax assets as discussed above and thus a very low effective tax rate.

Depending on actual sales and markdowns, finished goods inventories per square foot as of the end of fiscal year 2013 are anticipated to increase in the mid to high single digit range.

Total capital expenditures for the year are anticipated to be approximately $27 million, which will include capital expenditures for new stores, remodels, store expansions, information technology systems and office improvements.

For the remainder of fiscal year 2013, the Company anticipates opening one bebe store and closing one bebe store, which will result in no material change to total store square footage from the end of fiscal year 2012. In addition, our international licensees are anticipated to add up to 6 points-of–sale for the remainder of this fiscal year.

bebe stores, inc. will host a conference call today at 1:30 P.M. Pacific Time to discuss third quarter results. Interested parties are invited to listen to the conference by calling 1-866-893-0531. A replay of the call will be available for approximately one week by calling 1-855-859-2056 and entering in conference ID number 38275229. A link to the audio replay will be available on our web site at www.bebe.com following the conference call.

bebe stores, inc. is a global specialty retailer, which designs, develops and produces a distinctive line of contemporary women’s apparel and accessories under bebe, BEBE SPORT, bbsp and 2b bebe brand names. bebe currently operates 243 stores, of which 190 are bebe stores, including the on-line store bebe.com, and 53 are 2b bebe stores, including the on-line store 2bstores.com. These stores are located in the United States, U.S. Virgin Islands, Puerto Rico and Canada. bebe also distributes and sells bebe branded product through its licensees in approximately 24 countries.

The event material will contain historical financial information and contain forward-looking statements, which may involve risks and uncertainties that could cause actual results to differ from anticipated results. Wherever used, the words “expect,” “plan,” “anticipate,” “believe” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, miscalculation of the demand for our products, effective management of our growth, decline in comparable store sales performance, ongoing competitive pressures in the apparel industry, changes in the level of consumer spending or preferences in apparel, loss of key personnel, difficulties in manufacturing, disruption of supply, adverse economic conditions, and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict.

bebe stores, inc.

SELECTED BALANCE SHEET DATA

(UNAUDITED)

(Dollars in thousands)

	April 6	March 31
	2013	2012
Assets
Cash and equivalents	$81,839	$113,239
Available for sale securities	41,084	79,926
Inventories, net	36,006	34,234
Total current assets	185,986	251,332
Available for sale securities	58,621	64,410
Property and equipment, net	112,112	93,871
Total assets	362,071	447,705
Liabilities and Shareholders’ Equity
Total current liabilities	$42,832	$47,518
Total liabilities	81,211	87,230
Total shareholders’ equity	280,860	360,475
Total liabilities and shareholders’ equity	362,071	447,705

bebe stores, inc.

STATEMENTS OF OPERATIONS

(UNAUDITED)

(Amounts in thousands except per share data and store statistics)

		For the Quarter Ended			For the Year-to-Date Period Ended
	April 6,		March 31,		April 6,		March 31,
	2013	%	2012	%	2013	%	2012	%
Net sales	$112,905	100.0%	$121,035	100.0%	$365,531	100.0%	$399,294	100.0%
Cost of sales, including production and occupancy	79,327	70.3	74,220	61.3	243,750	66.7	241,073	60.4

Gross margin	33,578	29.7	46,815	38.7	121,781	33.3	158,221	39.6
Selling, general and administrative expenses	52,191	46.2	47,196	39.0	151,779	41.5	144,165	36.1

Operating income (loss)	(18,613)	(16.5)	(381)	(0.3)	(29,998)	(8.2)	14,056	3.5
Interest and other income, net	251	0.2	232	0.2	703	0.2	642	0.2

Income (loss) before income taxes	(18,362)	(16.3)	(149)	(0.1)	(29,295)	(8.0)	14,698	3.7
Income tax provision	30,907	27.4	65	0.1	27,375	7.5	5,997	1.5

Net income (loss)	$(49,269)	(43.5)%	$(214)	(0.2)%	$(56,670)	(15.5)%	$8,701	2.2%

Basic earnings (loss) per share amounts:
Income (loss)	$(0.62)		$(0.00)		$(0.68)		$0.10
Diluted earnings (loss) per share amounts:
Income (loss)	$(0.62)		$(0.00)		$(0.68)		$0.10
Basic weighted average shares outstanding	80,108		84,280		82,778		84,198
Diluted weighted average shares outstanding	80,108		84,280		82,778		84,443
Number of stores open at beginning of period	250		256		252		252
Number of stores opened during period	3		3		9		10
Number of stores closed during period	8		8		16		11
Number of stores open at end of period	245		251		245		251
Number of stores expanded/relocated during period	2		—		5		1
Total square footage at end of period (000’s)	983		998		983		998